Forgent Announces Results for the 2007 Fiscal Third Quarter

Company Reports $6.0M in Profit, IP Revenue of $20.0M and Software Bookings Growth of 10%

AUSTIN, TX -- 05/30/2007 -- Forgent™ Networks, Inc. (NASDAQ: FORG) today announced results for the 2007 fiscal third quarter ended April 30, 2007. For the quarter, the company reported net income of approximately $6.0 million. Highlights for the quarter include:

--  Reported $20.0M in IP revenue related to settlements associated with the '746 patent.
--  Grew cash and investments from $18.0M to $26.1M, an increase of 45%
    over the prior quarter-end.
--  Operating expenses increased to $4.2M due to litigation expenses related to the '746 patent trial.
--  Achieved profitability for the third consecutive quarter.
--  Grew NetSimplicity revenues from the same period last year to $1.0M from $0.6M.
"We are pleased to report the first revenue related to the '746 patent. This was a strong validation of the merit of the program. While we are disappointed by the verdict in the jury trial, we believe that the patent is valid and continue to weigh our options. Additionally, our NetSimplicity software business reported strong bookings growth of 10%. The growth on NetSimplicity revenues year over year is significant and we have made investments to secure the continued growth prospects for this business," commented Richard Snyder, chairman and CEO of Forgent.

Intellectual Property

U.S. Patent No. 6,285,746 (the '746 Patent)

Forgent received $20.0M in Intellectual Property related revenue for the third quarter of fiscal 2007 related to settlements with six cable television defendants and three related equipment and software manufacturers. The Company has reached an agreement in principal to settle with one satellite television defendant for $8.0M and expects to reach a final definitive settlement agreement in the fourth quarter of fiscal 2007. Cost of sales for the Intellectual Property business includes contingency fees to attorneys associated with the '746 Patent litigation. Gross margin for the third quarter of fiscal 2007 was approximately $9.4M compared to $0.03M for the prior quarter.

Forgent went to trial against the two remaining defendants for infringement of its '746 Patent in the United States District Court for the Eastern District of Texas, Tyler Division. The jury trial concluded on May 21, 2007 with a finding that the asserted claims of the patent are invalid. The '746 Patent relates to a computer controlled video system that allows playback during recording.

Software

NetSimplicity software revenue remained flat at approximately $1 million for the third quarter of fiscal 2007, as compared to the prior quarter. While revenue was flat, this was the second consecutive quarter of bookings growth for NetSimplicity. Timing was such that the revenue associated with these bookings will not be reported until later periods. NetSimplicity's bookings growth can be attributed to several factors including investments in the sales and marketing organization, an overall strong performance by the sales team, the growing customer base investing further with additional purchases and upgrades, and a growing average sales price due to the penetration of larger accounts.

Fiscal Third Quarter Results

Revenue was approximately $21.0 million for the 2007 fiscal third quarter compared to $1.0 million for the 2007 fiscal second quarter. Total operating expenses of $4.2 million increased by approximately $1.5M from the prior quarter. The company reported net income of $6.0 million or $0.23 per share for the third fiscal quarter of 2007, as compared to net income $1.3 million or $0.05 per share for the second quarter of 2007. Cash and investments were $26.1 million for the quarter.

Outlook

Forgent expects to generate IP licensing revenue in the 2007 fiscal fourth quarter, as discussed. In addition, we believe NetSimplicity will continue to be a growth business for Forgent.

Conference Call and Webcast

Forgent has scheduled a conference call with the investment community for Wed, May 30, 2007, at 10:00 a.m. CT (11:00 a.m. ET) to discuss the quarter and outlook. To take part, dial 888-396-2384 ten minutes before the conference call begins, ask for the Forgent event, and use a pass code of 46370923. International callers should dial 617-847-8711 and use a pass code of 46370923. Investors, analysts, media and the general public will also have the opportunity to listen to the conference call over the Internet by visiting the investor relations page of Forgent's web site at www.forgent.com. To listen to the live call, please visit the web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call on the investor relations page of our web site at www.forgent.com.

About Forgent

Forgent™ Networks (NASDAQ: FORG) develops and licenses intellectual property and provides scheduling and asset management software to a wide variety of organizations. Forgent's intellectual property licensing program is related to communication technologies developed from its patent portfolio. Forgent's software division, NetSimplicity, develops software that simplifies day-to-day office administration tasks. The products are specifically designed for the management and scheduling of rooms, equipment, assets and resources. For additional information please visit www.forgent.com.

Safe Harbor

This release may include projections and other forward-looking statements that involve a number of risks and uncertainties, and actual results in future periods may differ materially from those currently expected. Some of the factors that could cause actual results to differ materially include changes in the general economy or in our industry, rapid changes in technology; sales cycle and product implementations; risks associated with transitioning to a new business model and the subsequent limited operating history; the possibility of new entrants into our software markets, the possibility that the market for the sale of certain software and services may not develop as expected; or that development of these software and services may not proceed as planned; the risks associated with the company's license program, and including risks of litigation involving intellectual property, patents and trademarks. Additional discussion of these and other risk factors affecting the company's business and prospects is contained in the company's periodic filings with the SEC.

                        FORGENT NETWORKS, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
            (Amounts in thousands, except per share data)

                                                   APRIL 30,     JULY 31,
                                                      2007         2006
                                                  -----------  -----------
                                                  (UNAUDITED)
                             ASSETS
Current Assets:
   Cash and cash equivalents, including
    restricted cash of $0 and $543 at April 30,
    2007 and July 31, 2006                        $    24,614  $    16,206
   Short-term investments                               1,533           --
   Accounts receivable, net of allowance for
    doubtful accounts of $23 and $13 at April 30,
    2007 and July 31, 2006, respectively               10,806          714
   Prepaid expenses and other current assets              316          274
                                                  -----------  -----------
      Total Current Assets                             37,269       17,194

Property and equipment, net                               814          788
Intangible assets, net                                     --            4
Other assets                                                3            3
                                                  -----------  -----------
                                                  $    38,086  $    17,989
                                                  ===========  ===========
               LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
   Accounts payable                               $    12,854  $     3,631
   Accrued compensation and benefits                      922          547
   Other accrued liabilities                            1,642          907
   Notes payable, current position                         --          313
   Deferred revenue                                       900          683
                                                  -----------  -----------
      Total Current Liabilities                        16,318        6,081

Long-Term Liabilities:
   Deferred revenue                                        23           11
   Other long-term obligations                          1,299        1,777
                                                  -----------  -----------
      Total Long-Term Liabilities                       1,322        1,788

Stockholders’ Equity:
   Preferred stock, $.01 par value; 10,000
    authorized; none issued or outstanding                 --           --
   Common stock, $.01 par value; 40,000
    authorized; 27,387 and 27,163 shares issued;
    25,597 and 25,373 shares outstanding  at
    April 30, 2007 and July 31, 2006,
    respectively                                          274          271
   Treasury stock at cost, 1,790 issued at April
    30, 2007 and July 31, 2006                         (4,815)      (4,815)
   Additional paid-in capital                         265,633      265,406
   Accumulated deficit                               (240,660)    (250,754)
   Accumulated other comprehensive income                  14           12
                                                  -----------  -----------
      Total Stockholders’ Equity                       20,446       10,120
                                                  -----------  -----------
                                                  $    38,086  $    17,989
                                                  ===========  ===========

                        FORGENT NETWORKS, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
            (Amounts in thousands, except per share data)

                                FOR THE THREE MONTHS  FOR THE NINE MONTHS
                                  ENDED APRIL 30,       ENDED APRIL 30,
                                  2007       2006       2007       2006
                                ---------  ---------  ---------  ---------
                                    (UNAUDITED)           (UNAUDITED)
REVENUES:
   Intellectual property
    licensing                   $  20,000  $   1,891  $  28,162  $   8,613
   Software and services              978        647      2,957      1,924
                                ---------  ---------  ---------  ---------
      Total revenues               20,978      2,538     31,119     10,537

COST OF SALES:
   Intellectual property
    licensing                      10,592      1,147     14,135      5,314
   Software and services              196        213        698        604
                                ---------  ---------  ---------  ---------
      Total cost of sales          10,788      1,360     14,833      5,918

GROSS MARGIN                       10,190      1,178     16,286      4,619

OPERATING EXPENSES:
   Selling, general and
    administrative                  3,971      2,561      9,009      7,721
   Research and development           180        153        429        454
   Amortization of intangible
    assets                             --          6          4         23
                                ---------  ---------  ---------  ---------
      Total operating expenses      4,151      2,720      9,442      8,198

INCOME (LOSS) FROM OPERATIONS       6,039     (1,542)     6,844     (3,579)

OTHER INCOME AND (EXPENSES):
   Interest income                    202        128        592        360
   Gain on sale of assets              --         --      2,896         --
   Interest expense and other         (25)       (12)       (68)       (58)
                                ---------  ---------  ---------  ---------
      Total other income and
       (expenses)                     177        116      3,420        302

INCOME (LOSS) FROM OPERATIONS,
 BEFORE INCOME TAXES                6,216     (1,426)    10,264     (3,277)
   Provision for income taxes        (170)        (5)      (170)       (15)
                                ---------  ---------  ---------  ---------

NET INCOME (LOSS)               $   6,046  $  (1,431) $  10,094  $  (3,292)
                                =========  =========  =========  =========

BASIC AND DILUTED INCOME (LOSS)
 PER SHARE:
   Basic                        $    0.24  $   (0.06) $    0.40  $   (0.13)
                                =========  =========  =========  =========
   Diluted                      $    0.23  $   (0.06) $    0.39  $   (0.13)
                                =========  =========  =========  =========

WEIGHTED AVERAGE SHARES OUTSTANDING:
   Basic                           25,596     25,372     25,488     25,262
   Diluted                         26,202     25,372     26,022     25,262

Investor contact:
Jay Peterson
512.437.2476
jay_peterson@forgent.com

Media contact:
Lauren Peters
512.794.8600
lauren@petersgrouppr.com